Exhibit 10.49
NINETEENTH AMENDMENT TO OFFICE LEASE
For valuable consideration, the receipt and adequacy of which are expressly acknowledged, KBSII GRANITE TOWER, LLC, a Delaware limited liability company ("Landlord"), and ANADARKO PETROLEUM CORPORATION, a Delaware corporation ("Tenant"), agree as of this 29th day of December, 2020 ("Effective Date") that:
1.Definitions.    In this Nineteenth Amendment to Office Lease ("Nineteenth Amendment"), the following terms have the meaning given:
A.Landlord:    KBSII Granite Tower, LLC, a Delaware limited liability company, as successor to Cumberland Office Park, LLC, a Georgia limited liability company, as successor to Denver-Stellar Associates Limited Partnership, a Delaware limited partnership.
B.Tenant:    Anadarko Petroleum Corporation, a Delaware corporation.
C.Lease:    Agreement of Lease dated July 30, 2002, between Denver-Stellar Associates Limited Partnership, a Delaware limited partnership ("DSA"), and Western Gas Resources, Inc., a Delaware corporation ("Original Tenant") ("Original Lease"), as amended by:
(1)First Amendment to Lease, dated as of September 10, 2002, between DSA and Original Tenant ("First Amendment");
(2)Second Amendment to Lease, dated as of July 23, 2004, between DSA and Original Tenant ("Second Amendment");
(3)Third Amendment to Lease, dated as of November 1, 2004, between DSA and Original Tenant ("Third Amendment");
(4)Fourth Amendment to Lease, dated as of December 31, 2004, between DSA and Original Tenant ("Fourth Amendment");
(5)Fifth Amendment to Lease, dated as of April 20, 2005, between DSA and Original Tenant ("Fifth Amendment");
(6)Sixth Amendment to Lease, dated as of May 18, 2005, between DSA and Original Tenant ("Sixth Amendment");
(7)Seventh Amendment to Lease, dated as of June 15, 2005, between DSA and Original Tenant ("Seventh Amendment");
(8)Eighth Amendment to Lease, dated as of November 15, 2005, between Cumberland Office Park, LLC, a Georgia limited liability company ("Successor Landlord"), as successor in interest to DSA, and Original Tenant ("Eighth Amendment");

(9)Ninth Amendment to Office Lease, dated as of February 16, 2007, between Successor Landlord and Tenant, successor in interest to Original Tenant ("Ninth Amendment");
(10)Tenth Amendment to Office Lease, dated as of September 11, 2007, between Successor Landlord and Tenant ("Tenth Amendment");
(11)Eleventh Amendment to Office Lease, dated as of November 9, 2007, between Successor Landlord and Tenant ("Eleventh Amendment");
(12)Twelfth Amendment to Office Lease, dated as of March 3, 2008, between Successor Landlord and Tenant ("Twelfth Amendment");
(13)Thirteenth Amendment to Office Lease, dated as of October 6, 2011 ("Thirteenth Amendment"), between Landlord, as successor in interest to Successor Landlord, and Tenant;
(14)Fourteenth Amendment to Office Lease, dated as of November 13, 2012, between Landlord and Tenant ("Fourteenth Amendment");
(15)Fifteenth Amendment to Office Lease, dated as of June 5, 2013, between Landlord and Tenant ("Fifteenth Amendment");
(16)Sixteenth Amendment to Office Lease dated as of August 17, 2015, between Landlord and Tenant ("Sixteenth Amendment");
(17)Seventeenth Amendment to Office Lease dated as of December 19, 2018, between Landlord and Tenant ("Seventeenth Amendment");
(18)Eighteenth Amendment to Office Lease dated as of May 14, 2020, between Landlord and Tenant ("Eighteenth Amendment");
(19)This Nineteenth Amendment.
D.Current Premises:    As of the Swing Floors Surrender Date, as such term is defined in the Eighteenth Amendment, the premises were comprised of approximately 295,743 rentable square feet consisting of Floors 4-7 and 9-18 of the Building ("Current Premises") as more particularly described on Exhibit A-1 attached to the Seventeenth Amendment (the "Premises Schedule").
E.18th Floor Premises.    As more particularly described on Exhibit A-1 attached to the Seventeenth Amendment, a portion of the Current Premises consists of the entire eighteenth (18th) floor of the Building, comprised of 21,609 rentable square feet (hereafter referred to as the "18th Floor Premises").

F.Building Address:    Granite Tower
1099 18th Street, Denver CO 80202
G.Expiration Date:    April 30, 2033
H.Capitalized Terms:    Any capitalized term used in this Nineteenth Amendment but not defined in this Eighteenth Amendment has the meaning set forth for such term in the Lease.
2.Controlling Lease Documents/Conditions.    As of the Effective Date, the term "Lease" shall mean the Original Lease, plus the Ninth, Tenth, Eleventh, Twelfth, Thirteenth, Fourteenth, Fifteenth, Sixteenth, Seventeenth and Eighteenth Amendments. The First through Eighth Amendments, inclusive, were terminated and replaced in their entirety by the Ninth Amendment.
3.Partial Lease Termination and Surrender of the 18th Floor Premises/New Premises.
3.1Landlord and Tenant desire to further amend the Lease to terminate the Lease for the 18th Floor Premises only and to reduce the Current Premises effective as of 11:59 p.m., Mountain Time, on April 30, 2021 ("18th Floor Premises Early Termination Date"), by virtue of the surrender by Tenant of the entirety of the 18th Floor Premises consisting of 21,609 rentable square feet. From and after the 18th Floor Premises Early Termination Date, the total rentable square footage leased by Tenant under the Lease shall be 274,134 rentable square feet consisting of Floors 4-7 and 9-17of the building to be known hereinafter collectively as the "New Premises", subject to the terms and conditions set forth in this Nineteenth Amendment. Effective as of the 18th Floor Premises Early Termination Date, Exhibit A-1 attached to the Seventeenth Amendment is deemed deleted in its entirety and replaced with Exhibit A-1 attached hereto and incorporated herein by reference.
3.2Notwithstanding the 18th Floor Premises Early Termination Date, on or before February 28, 2021, and subject to Paragraph 12 below, Tenant shall no longer occupy the 18th Floor Premises, and Tenant shall cause the 18th Floor Premises to be vacated and turned over to New Tenant (as defined in Paragraph 12 below) in their current "as is" condition, normal wear and tear accepted and subject to any tenant improvement work to be done by or on behalf of the New Tenant; provided, however, that Tenant shall remove any of Tenant's personal property (collectively, "Tenant's Personal Property") form the 18th Floor Premises, excluding any Tenant's Personal Property, or other furniture, fixtures, and equipment, which may be sold, assigned, or transferred by Tenant to New Tenant and left at the 18th Floor Premises, as may be separately agreed to by Tenant and New Tenant prior to the 18th Floor Premises Early Termination Date. Notwithstanding the foregoing, Landlord shall continue to have the right to enter the 18th Floor Premises to perform construction of the New Premises Tenant Improvements and all other improvements described in Paragraphs 16 and 17 of the Seventeenth Amendment, pursuant to and in accordance with the terms of the Lease.
4.Base Rent for the New Premises for the Extension Term.    Upon the Extension Term Commencement Date (as defined in the 17th Amendment), the New Premises Rent Schedule

contained in Paragraph 5 of the Seventeenth Amendment is deemed deleted in its entirety and replaced with the following:

NEW PREMISES RENT SCHEDULES

Term	Per Sq. Ft. (274,134 rsf)	Monthly Rent	Annual Base Rent

5-1-21 to 4-30-22	$32.31	$738,046.00	$8,856,549.93*
5-1-22 to 4-30-23	$33.12	$756,497.00	$9,077,963.68
5-1-23 to 4-30-24	$33.94	$775,409.00	$9,304,912.78
5-1-24 to 4-30-25	$34.79	$794,795.00	$9,537,535.00
5-1-25 to 4-30-26	$35.66	$814,664.00	$9,775,973.98
5-1-26 to 4-30-27	$36.55	$835,031.00	$10,020,373.33
5-1-27 to 4-30-28	$37.47	$855,907.00	$10,270,882.67
5-1-28 to 4-30-29	$38.40	$877,305.00	$10,527,654.74
5-1-29 to 4-30-30	$39.36	$899,237.00	$10,790,846.10
5-1-30 to 4-30-31	$40.35	$921,718.00	$11,060,617.25
5-1-31 to 4-30-32	$41.36	$944,761.00	$11,337,132.68
5-1-32 to 4-30-33	$42.39	$968,380.00	$11,620,561.00

*Notwithstanding anything to the contrary contained in this Nineteenth Amendment, Landlord agrees not to demand or collect from Tenant monthly installments of Base Rent for the New Premises for the period beginning on May 1, 2021, and ending on January 31, 2022 (collectively, the "Abatement Period") (collectively, the "Rent Abatement"). The Rent Abatement afforded by this Paragraph will be of no force or effect if as of the date on which any installment of Base Rent would otherwise be due during the Abatement Period, (i) a material event of default by Tenant Tenant has occurred and is continuing under the Lease beyond any applicable notice and cure period, or (ii) an assignment of the Lease has occurred (other than to an Affiliate or Qualified Transferee) or a sublease of more than fifty percent (50%) of the New Premises exists. Except for such Rent Abatement and subject to Paragraph 5 below, all of the terms and conditions of the Lease will be applicable during the Abatement Period. The Rent Abatement shall also apply to Tenant's Proportionate Share of the increases in Operating Expenses and Taxes in excess of the Operating Expense Base Amount and Tax Base Amount, respectively, during the Abatement Period. Notwithstanding the foregoing, Landlord reserves the right to issue a check to Tenant at any time for all or any portion of the Rent Abatement.
5.Sublease Profit.    In connection with Paragraph 15(e) of the Original Lease, Landlord and Tenant hereby agree that during the Abatement Period, any Sublease Profit that may become payable to Landlord by virtue of a sublease that expires on or before January 31, 2023, shall be calculated based on the Base Rent that would otherwise be due and payable by Tenant during such Abatement Period, as if the Rent Abatement afforded to Tenant under Paragraph 4 did not apply.
6.Tenant's Proportionate Share.    Effective as of the Extension Term Commencement Date, and continuing for the duration of the Extension Term, Tenant's Proportionate Share of the New Premises shall be 46.38% (274, 134 rsf / 591,070 rsf).

7.Release of Liability for the 18th Floor Premises.    From and after the 18th Floor Premises Early Termination Date and subject to the provisions of Paragraph 8 and Paragraph 12 below of this Nineteenth Amendment, Tenant shall be fully and forever released from any further obligations or liabilities under the Lease and this Nineteenth Amendment as they relate to the 18th Floor Premises only, but shall remain liable for any obligations of Tenant which accrued under the Lease prior to the 18th Floor Premises Early Termination Date for a period of twelve (12) months thereafter.
8.Early Termination Consideration/Reduction of the Current Tenant Improvement Allowance Balance.
8.1Per the terms of the Seventeenth Amendment, Landlord was obligated to provide to Tenant a tenant improvement allowance equal to Thirty-Two Million Three Hundred Seventeen Thousand Three Hundred Dollars ($32,317,300.00) ("Original Tenant Improvement Allowance") based on One Hundred Nine Dollars and 27/100 ($109.27) per rentable square feet of the "New Premises" (295,743 RSF) ( as such term is defined in the Seventeenth Amendment). As of the Effective Date, the Original Tenant Improvement Allowance has been reduced by virtue of the election by Tenant to apply the entirety of the "Rent Credit" equal to Five Million Six Hundred Twenty Thousand Four Hundred Dollars ($5,620,400.00) as set forth in Paragraph 11 of the Seventeenth Amendment, together with additional costs incurred for improvements made to the Current Premises. As of the Effective Date, the current balance of the unused Tenant Improvement Allowance is the sum of:

	Per RSF	TOTAL
Unused Tenant Improvement Allowance for the Current Premises
("Current Tenant Improvement Allowance Balance"):	$87.80 x 295,743 rsf = $25,964,799.99

8.2As consideration for the early termination of the Lease by Landlord as it relates to the surrender of the 18th Floor Premises by Tenant and contingent upon Landlord executing a new lease for the 18th Floor Premises by Tenant and contingent upon Landlord executing a new lease for the 18th Floor Premises with New Tenant, Landlord and Tenant confirm and agree that the following amounts shall be deducted from the Current Tenant Improvement Allowance Balance to be used, in part, as inducements for the proposed new lease for the 18th Floor Premises with New Tenant:
18th Floor Premises                21,609 RSF

	Per RSF	TOTAL
Current Tenant Improvement Allowance Balance allocated to the 18th Floor Premises	$87.80 x 21,609 rsf = $1,897,165.32
Agreed Reduction of Tenant Improvement Allowance	-$6.00 x 21,609 rsf = -$129,654.00

,

Tenant Improvement Allowance for New Tenant	-$35.00 x 21,609 rsf = -$756,315.00
Broker Commission for New Tenant	-$11.89 x 21,609 rsf = -$257,032.57
Early Termination Fee for 18th Floor Premises	-$22.11 x 21,609 rsf = -$477,771.69
Legal Fees	-$1.16 x 21,609 rsf = -$25,066.44
Consideration for Construction Termination Date 3 year extension	-$12.00 x 274,134 rsf = -$3,289,608.00

REMAINING TENANT IMPROVEMENT ALLOWANCE	-$76.71 x 274,134 rsf = $21,029,352.29

8.3As additional consideration for the agreement between Landlord and Tenant to reduce the Tenant Improvement Allowance allocated to the 18th Floor Premises as set forth above and to terminate the Lease for the 18th Floor Premises, Landlord agrees that the definition of "Construction Termination Date" set forth in Paragraph 11 of the Seventeenth Amendment is deemed amended and shall be extended to "September 30, 2024".
8.4Landlord and Tenant agree that the Permitted Costs (as defined in Paragraph 10 of Exhibit C to the Seventeenth Amendment) shall include any market-rate commissions actually paid by Tenant to a licensed real estate broker in connection with any permitted assignment approved by Landlord, including without limitation the direct leasing of any portion of the Current Premises and/or the New Premises by Landlord to a third party in connection with Tenant's surrender of such portion of either the Current Premises and/or the New Premises and termination of the Lease with respect thereto prior to the expiration or earlier termination of the Lease (in each case, a "Buyout"; and together with any assignment or sublease, a "Transfer"), including, without limitation, Landlord's direct lease of the 18th Floor Premises to New Tenant as described in Paragraph 12 below.
8.5From and after the Effective Date, in connection with any future Buyout of an portion of the New Premises as agreed to in Landlord's sole and absolute discretion, Landlord and Tenant agree that the formulas described in the template attached to this Nineteenth Amendment as Schedule 8.5 (the "Buyout Template for TI Reductions") shall be applied by the parties, as applicable, to determine the allowable reductions from the remaining Tenant Improvement Allowance for such future Buyout approved by Landlord in its sole and absolute discretion. The actual amount of any such reductions shall be mutually agreed to by the parties in writing pursuant to a further amendment to the Lease. In addition to the Buyout Template for TI Reductions, Landlord and Tenant may further mutually agree to any additional reductions from the then remaining Tenant Improvement Allowance in connection with or particular to any such Buyout.
9.Expansion Option.    Upon the Effective Date, paragraph 12 of the Seventeenth Amendment is deemed deleted in its entirety.

10.Right of First Refusal and Preferential Right of First Offer.    Upon the Effective Date, the provisions of Article 13 and Article 14 of the Ninth Amendment are deemed deleted in their entities.
11.Parking.    For the period commencing effective as of the 18th Floor Premises Early Termination Date and continuing for the duration of the Extension Term, Tenant shall have the right to lease from the Parking Garage Operator a total of 366 parking spaces in the parking garage at the then current monthly rates posted by the Garage Operator of which ten percent (10%) of such spaces may be reserved. The current market rate for unreserved parking spaces in the parking garage is $210.00 per space, per month and the current rate for reserved parking spaces in the parking garage is $260.00 per space, per month.
12.Lease Contingency.    The terms of this Nineteenth Amendment are specifically contingent on Landlord negotiating a new lease for the entirety of the 18th Floor Premises with Western Midstream Partners, LP, a Delaware limited partnership ("New Tenant"). Within three (3) business days of the full execution of a new lease with New Tenant, Landlord shall deliver written notice of the same to Tenant. If Landlord and New Tenant are unable to agree and execute a new lease agreement, this Nineteenth Amendment shall be of no force or effect.
13.Reaffirmation of Lease Terms.    Tenant and Landlord agree that the terms, covenants, and conditions of the Lease shall remain and continue in full force and effect as amended herein. Tenant confirms that Landlord is in compliance with the Lease provisions and that Tenant does not have any defenses, claims or offsets against Landlord as of the Effective Date. Except as specifically modified in this Nineteenth Amendment, the Lease remains in full force and effect. If there is any provisions of the Lease as amended by the Ninth, Tenth, Twelfth, Thirteenth, Fourteenth, Fifteenth, Sixteenth, Seventeenth and Eighteenth Amendments, the terms an provisions of this Nineteenth Amendment shall govern.
14.Authority.    Each of Landlord and Tenant represents and warrants to the other that the person executing this Nineteenth Amendment on behalf of such party is duly authorized to do so. As of the Effective Date, Tenant represents and warrants to Landlord that there are no subleases or assignments of the Lease between Tenant and any third party concerning or affecting the Lease or the Current Premises or any portion thereof.
15.OFAC SDN Compliance.    Landlord and Tenant hereby represent and warrant that they are not: named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office Of Foreign Assets Control.
16.Notices.    Upon the Effective Date, the notice addresses for Landlord and Tenant shall be the following:

Landlord:	KBSII Granite Tower, LLC c/o Transwestern 1099 18th Street, Suite 500 Denver, Colorado 80202

With a simultaneous copy to:	KBS Capital Advisors, LLC 800 Newport Center Drive, Suite 700 Newport Beach, California 92660 Attn: Tim Helgeson, Senior Vice President

and:
Moye White LLP 1400 16th Street, 6th Floor Denver, Colorado 80202 Attn: Thomas M. List, Esq.

Tenant:	Anadarko Petroleum Corporation c/o Occidental Petroleum Corporation 5 Greenway Plaza, Suite 110 Houston, Texas 77046 Attn: Director Real Estate & Facilities

With simultaneous copies to:	Facilities Manager Anadarko Petroleum Corporation c/o Occidental Petroleum Corporation 1099 18th Street, Suite 1800 Denver, CO 80202

Anadarko Petroleum Corporation c/o Occidental Petroleum Corporation 5 Greenway Plaza, Suite 110 Houston, Texas 77046 Attn: Legal Department
17.Miscellaneous.
(a)Governing Law. The governing law of this Nineteenth Amendment and all provisions hereunder shall be governed by and construed in accordance with the laws of the State of Colorado.
(b)Complete Agreement. This Nineteenth Amendment contains all agreements, understandings and arrangements between the parties hereto with regard to the matters described herein.
(c)Benefit. Subject to the limitations on Tenant's assignment and subleasing provided in the Lease, this Nineteenth Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

(d)Amendment. This Nineteenth Amendment may not be amended except in writing signed by the parties hereto.
(e)Headings. The paragraph headings of this Nineteenth Amendment are for reference only and shall not be deemed to alter or affect the meaning of the terms hereof.
(f) Binding Effect. This Nineteenth Amendment becomes effective only upon the execution and delivery by Landlord and Tenant.
(g)Time. Time is of the essence hereof.
(h)Survival. All covenants, agreements, representations and warranties as set forth in this Nineteenth Amendment shall survive the termination of the Lease as amended herein.
(i)Counterparts. This Nineteenth Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
IN WITNESS WHEREOF, Landlord and Tenant have executed this Nineteenth Amendment to Lease on the day and year first above written.
[Signatures appear on following page]

LANDLORD:

KBSII GRANITE TOWER, LLC, a Delaware limited liability company

By:	KBS Capital Advisors, LLC, its Authorized Agent

By:	/s/ Tim Helgeson Tim Helgeson, Senior Vice President

TENANT:

ANADARKO PETROLEUM CORPORATION, a Delaware corporation

By:	/s/ Andrew Wu
Its:	Andrew Wu, Attorney-In-Fact

EXHIBIT A-1
BOMA 2017 REMEASUREMENT

Anadarko RSF
Floor	Current	2017 BOMA
4	16,506	7,088
5	12,330	18,799
550	6,003	0
6	1,008	21,492
7	20,858	21,516
9	20,297	21,692
10	20,297	21,692
11	20,297	21,704
12	20,298	21,692
13	20,740	21,692
14	20,740	21,692
15	20,740	21,692
16	21,080	21,691
17	19,688	21,692
	260,882	274,134

SCHEDULE 8.5
MODEL FOR EARLY TERMINATION CONSIDERATION/REDUCTION OF
CURRENT TENANT IMPROVEMENT ALLOWANCE

Scenario 1: New Tenant Lease Through Existing Tenant's Lease Expiration (April 30, 2033)

A	Current Tenant Improvement Allowance Balance allocated to New Tenant's Lease Premises
B	Less: Tenant Improvement Allowance for New Tenant
C	Less: Broker Commissions [1]
D	Less: Legal Fees
E	Less: Net Present Value of the difference between New Tenant's Gross Rental Obligation and Existing Tenant's Gross Rental Obligation through April 30, 2033 [2]
F = Sum of A-E	Remaining Current Tenant Improvement Allowance Balance allocated to New Tenant's Lease Premises [3]

Scenario 2: New Tenant Lease Through Effective Date of Existing Tenant's Early Termination Right (April 30, 2030) [4]

A	Current Tenant Improvement Allowance Balance allocated to New Tenant's Lease Premises
B	Less: Tenant Improvement Allowance for New Tenant
C	Less: Broker Commissions [1]
D	Less: Legal Fees
E	Less: Net Present Value of the difference between New Tenant's Gross Rental Obligation and Existing Tenant's Gross Rental Obligation through April 30, 2030 [2]
F	Less: Net Present Value of the Termination Fee due by Existing Tenant on April 30, 2030 [5]
G = Sum of A-F	Remaining Current Tenant Improvement Allowance Balance allocated to New Tenant's Lease Premises [3]

Scenario 3: New Tenant Lease Through Effective Date of Existing Tenant's Early Termination Right (April 30, 2028) [4]

A	Current Tenant Improvement Allowance Balance allocated to New Tenant's Lease Premises
B	Less: Tenant Improvement Allowance for New Tenant
C	Less: Broker Commissions [1]
D	Less: Legal Fees
E	Less: Net Present Value of the difference between New Tenant's Gross Rental Obligation and Existing Tenant's Gross Rental Obligation through April 30, 2028 [2]
F	Less: Net Present Value of the Termination Fee due by Existing Tenant on April 30, 2028 [5]
G = Sum of A-F	Remaining Current Tenant Improvement Allowance Balance allocated to New Tenant's Lease Premises [3]

Notes

(1) New Tenant's broker shall be paid a fee for its representation of New Tenant pursuant to the terms of a separate written agreement between New Tenant's broker and Landlord.
Existing Tenant's broker shall be paid a fee for its representation of Existing Tenant pursuant to the terms of a separate written agreement between Existing Tenant's broker and Existing Tenant.

(2) Net present value to be calculated as of New Tenant's Lease Commencement Date, using a discount rate of 6.5% per annum. If the net present value of New Tenant's Gross Rental Obligation exceeds that of Existing Tenant, the difference will be credited to the Remaining Current Tenant Improvement Allowance Balance.

(3) Remaining Current Tenant Improvement Allowance Balance allocated to New Tenant's Lease Premises is available for use on Existing Tenant's remaining Premises.

(4) Existing Tenant's Early Termination Right pursuant to Section 15 of the 17th Amendment.

(5) Termination Fee due by Existing Tenant shall be based on the pro rata share of the Termination Fee, as defined in Section 15 of the 17th Amendment, attributable to New Tenant's Lease Premises.
Net present value to be calculated as of New Tenant's Lease Commencement Date, using a discount rate of 6.5% per annum.

DRAFT